                                            Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of July 1, 2010, by and between ENDOLOGIX, INC., a Delaware corporation (the “Company”), and Todd G. Abraham, an individual (the “Executive”).
R E C I T A L

The Company desires to employ Executive in the capacity hereinafter stated, and the Executive desires to enter into the employ of the Company in that capacity pursuant to the terms and conditions set forth herein.
A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and the Executive, intending to be legally bound, hereby agree as follows:
1.Employment. The Company hereby agrees to employ the Executive as the Vice President, Operations of the Company, reporting to the Chief Executive Officer of the Company, and the Executive accepts such employment and agrees to devote substantially all his business time and efforts and skills on such reasonable duties as shall be assigned to him by the Company commensurate with such position.
2.    Stock Options: Acceleration of Options. Notwithstanding any provisions of the Company’s option or stock incentive plan, or of the Executive’s stock option or restricted stock agreements, in the event of a “Corporate Transaction” or “Change in Control,” as defined below, during the period of the Executive’s employment with the Company, all of the Executive’s stock options shall vest in full and all rights of the Company to repurchase restricted stock of the Executive shall terminate.
For purposes hereof, “Change in Control” shall mean a change in ownership or control of the Company effected through the acquisition (other than in a public offering), directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which the Board does not recommend such stockholders to accept.
For purposes hereof, “Corporate Transaction” shall mean either of the following stockholder-approved transactions to which the Company is a party:
(a)    A merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or

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(b)    The sale, transfer or other disposition of all or substantially all of the Company’s assets; provided, that such transaction does not constitute a transfer to a related party under Treasury Regulation §1.409A-3(i)(5)(vii)(B).
3.    Termination.
3.1    Termination by the Company for Cause. Any of the following acts or omissions shall constitute grounds for the Company to terminate the Executive’s employment pursuant to this Agreement for “cause”:
(a)    Willful misconduct by Executive causing material harm to the Company but only if Executive shall not have discontinued such misconduct within 30 days after receiving written notice from the Company describing the misconduct and stating that the Company will consider the continuation of such misconduct as cause for termination of this Agreement;
(b)    Any material act or omission by the Executive involving gross negligence in the performance of the Executive’s duties to, or material deviation from any of the policies or directives of, the Company, other than a deviation taken in good faith by the Executive for the benefit of the Company;
(c)    Any illegal act by the Executive which materially and adversely affects the business of the Company, provided that the Company may suspend the Executive with pay while any allegation of such illegal act is investigated; or
(d)    Any felony committed by Executive, as evidenced by conviction thereof, provided that the Company may suspend the Executive with pay while any allegation of such felonious act is investigated.
Termination by the Company for cause shall be accomplished by written notice to the Executive and, in the event of a termination pursuant to Sections 3.1(a), 3.1(b), and/or 3.1(c) above, shall be preceded by a written notice providing a reasonable opportunity for the Executive to correct his conduct.
3.2    Termination for Death or Disability. In addition to termination for cause pursuant to Section 3.1 hereof, the Executive’s employment pursuant to this Agreement shall be immediately terminated without notice by the Company (i) upon the death of the Executive or (ii) upon the Executive becoming totally disabled. For purposes of this Agreement, the term “totally disabled” means an inability of Executive, due to a physical or mental illness, injury or impairment, to perform a substantial portion of his duties for a period of one hundred eighty (180) or more consecutive days, as determined by a competent physician selected by the Company’s Board of Directors and reasonably agreed to by the Executive, following such one hundred eighty (180) day period.
3.3    Termination for Good Reason. Executive’s employment pursuant to this Agreement may be terminated by the Executive for “good reason” if the Executive voluntarily terminates his employment as a result of any of the following:

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(a)    Without the Executive’s prior written consent, a material reduction in his then current Base Salary;
(b)    Without the Executive’s prior written consent, a material reduction in the Executive’s authority, duties, or responsibilities; or
(c)    Without Executive’s prior written consent, a material change in the geographic location of Executive’s principal place of employment.
In order for any of the foregoing conditions or events to constitute “good reason” under this Agreement, all of the following must occur: (i) the Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions within ninety (90) days of the occurrence of such event or condition; (ii) the Company or any surviving entity shall have failed to cure such event or condition within the succeeding thirty (30) day period after the Company’s receipt of written notice of such event or condition from the Executive; and (iii) the Executive’s termination of employment following such thirty (30) day cure period must occur no later than the date that is two (2) years following the initial occurrence of one of the foregoing events or conditions
3.4    Termination Without Cause. The Company may terminate this Agreement, and the employment of the Executive under this Agreement, without cause, at any time upon at least thirty (30) days’ prior written notice to the Executive. This Section 3.4 shall not apply to a termination of the Executive by the Company as a result of a “Corporate Transaction” or “Change in Control,” but, instead, the provisions of Section 3.5 below shall apply.
3.5    Termination Due to Corporate Transaction or Change in Control. The Company may terminate this Agreement and the employment of the Executive under this Agreement, upon at least thirty (30) days’ prior written notice to the Executive in the event of a “Corporate Transaction” or “Change in Control,” as defined in Section 2, during the period of the Executive’s employment. Provided that subsections (i) through (iii) of Section 3.3 are satisfied, the Executive may terminate this Agreement and the employment of the Executive under this Agreement following the occurrence of a “Corporate Transaction” or “Change in Control,” as defined in Section 2, during the period of Executive’s employment if any of the following occur as a result of the “Corporate Transaction” or “Change in Control”: (i) a material reduction in Executive’s current Base Salary, or (ii) a material reduction in the Executive’s authority, duties, or responsibilities, or (iii) a material change in the geographic location of Executive’s principal place of employment.
3.6    Payments Upon Removal or Termination.
(a)    If, during the term of this Agreement, the Executive resigns for one of the reasons stated in Section 3.3, or if the Company terminates Executive’s employment pursuant to Section 3.4 above, the Executive shall be entitled to the following compensation: (i) the portion of his then current Base Salary which has accrued through his date of termination; (ii) any payments for unused vacation and reimbursement expenses, which are due, accrued or payable at the date of Executive’s termination; (iii) severance payment in an amount equal to six-months of Executive’s then-current Base Salary (the “Severance Amount”); and (iv) to the extent not already vested under Section 2 or otherwise all of Executive’s options to purchase shares of the Company’s common stock and restricted stock shall vest by six additional months, and such options shall otherwise be exercisable in accordance with their terms. In addition, in such event, Executive shall be entitled to

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(a) a prorated payment equal to the target bonus amount for which Executive would be eligible for the year in which such resignation or termination occurred to be paid in lump sum within sixty (60) days after the Executive’s date of termination, and (b) continuation of the insurance benefits set forth in Exhibit A, for six-months. The payments provided by this paragraph 3.6(a) shall be Executive’s complete and exclusive remedy for any such termination.
(b)    If, during the term of this Agreement, the Company terminates Executive’s employment pursuant to Section 3.5 above or the Executive terminates his employment pursuant to Section 3.5 above, the Executive shall be entitled to the following compensation: (i) the portion of his then current Base Salary which has accrued through his date of termination, (ii) any payments for unused vacation and reimbursement expenses, which are due, accrued or payable at the date of Executive’s termination, (iii) severance payment in an amount equal to twelve-months of Executive’s then-current Base Salary (the “Severance Amount”); and (iv) to the extent not already vested under Section 2 or otherwise all of Executive’s options to purchase shares of the Company’s common stock and restricted stock shall accelerate and automatically vest, and such options shall otherwise be exercisable in accordance with their terms. In addition, in such event Executive shall be entitled to (a) a prorated payment equal to the target bonus amount for which Executive would be eligible for the year in which such resignation or termination occurred to be paid in lump sum within sixty (60) days after the Executive’s date of termination, and (b) continuation of the insurance benefits set forth in Exhibit A, for twelve-months. The payments provided by this paragraph 3.6(b) shall be Executive’s complete and exclusive remedy for any such termination.
(c)    All payments required to be made by the Company to the Executive pursuant to this Section 3 shall be paid on a regular basis in accordance with the Company’s normal payroll procedures and policies as in effect as of the date of Executive’s termination, including, without limitation, the Severance Amount which shall be paid in equal installments on the Company’s regular payroll dates in accordance with the Company’s normal payroll procedures and policies over the number of months immediately succeeding the date of termination that is equal to the number of months of Base Salary payable as the Severance Amount. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Executive’s right to receive the installment payments of the Severance Amount shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Amounts payable to Executive under subsections (a)(ii) and (b)(ii) of this Section 3.6, as a reimbursement of expenses, shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. If the Company terminates the Executive’s employment pursuant to Sections 3.1 or 3.2, or if the Executive voluntarily resigns (except as provided in Section 3.3 or Section 3.5), then the Executive shall be entitled to only the compensation set forth in items (i) and (ii) of Section 3.6(a).
(d)    To the extent that any or all of the payments and benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then at the Executive’s election:

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(i)    The Executive shall receive all such payments and benefits the Executive is entitled to receive hereunder, and any liability for taxes pursuant to the above shall be the liability solely of the Executive; or
(ii)    The aggregate amount of such payments and benefits shall be reduced such that the present value thereof (as determined under the Code and applicable regulations) is equal to 2.99 times the Executive’s “base amount” (as defined in Section 280G of the Code).
The determination of any reduction or increase of any payment or benefits under this paragraph pursuant to the foregoing provision shall be made by a nationally recognized public accounting firm chosen by the Company in good faith, and such determination shall be conclusive and binding on the Company and the Executive.
4.    Section 409A.
4.1    Payment Delay. Notwithstanding anything herein to the contrary, to the extent any payments to Executive pursuant to Section 3 are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (i) no amount shall be payable pursuant to such section unless Executive’s termination of employment constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto) (a “Separation from Service”), and (ii) if Executive, at the time of her Separation from Service, is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and the Company determines that delayed commencement of any portion of the termination benefits payable to Executive pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of the Executive’s termination benefits described in Section 3 shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s Separation from Service, (B) the date of the Executive’s death, or (C) such earlier date as is permitted under Section 409A. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Executive within 30 days following such expiration, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of her Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).
4.2    Exceptions to Payment Delay. Notwithstanding Section 4.1, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Section 3 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals). Accordingly, the severance payments provided for in Section 3 are not intended to provide for any deferral of compensation subject to Section 409A of the Code to the extent (i) the severance payments payable pursuant to Section 3, by their terms and determined as of the date of Executive’s Separation from Service, may not be made later than the 15th day of the third calendar month

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following the later of (A) the end of the Company’s fiscal year in which Executive’s Separation from Service occurs or (B) the end of the calendar year in which Executive’s Separation from Service occurs, or (ii) (A) such severance payments do not exceed an amount equal to two times the lesser of (1) the amount of Executive’s annualized compensation based upon Executive’s annual rate of pay for the calendar year immediately preceding the calendar year in which Executive’s Separation from Service occurs (adjusted for any increase during the calendar year in which such Separation from Service occurs that would be expected to continue indefinitely had Executive remained employed with the Company) or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) for the calendar year in which Executive’s Separation from Service occurs, and (B) such severance payments shall be completed no later than December 31 of the second calendar year following the calendar year in which Executive’s Separation from Service occurs.
4.3    Interpretation. To the extent the payments and benefits under this Agreement are subject to Section 409A of the Code, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (and any applicable transition relief under Section 409A of the Code).
5.    Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of the Executive, assign its rights and obligations under this Agreement to an Affiliate or to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 5.
6.    Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.
7.    Miscellaneous.
7.1    Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of California.
7.2    Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understanding with respect to such subject matter, including that certain Employment Agreement by and between the Company and Executive (the “Prior Employment Agreement”), and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. In addition, upon the execution of this Agreement, the Prior Employment Agreement shall automatically terminate and become null and void and of no force and effect

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without any further action by the parties thereto, and any rights or claims that Executive may have with respect to his employment shall be governed by this Agreement.
7.3    Arbitration. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement, the matter shall be determined by arbitration, which shall take place in Orange County, California, under the rules of the American Arbitration Association. The arbitrator shall be a retired Superior Court judge mutually agreeable to the parties and if the parties cannot agree such person shall be chosen in accordance with the rules of the American Arbitration Association. The arbitrator shall be bound by applicable legal precedent in reaching his or her decision. Any judgment upon such award may be entered in any court having jurisdiction thereof. Any decision or award of such arbitrator shall be final and binding upon the parties and shall not be appealable. The parties hereby consent to the jurisdiction of such arbitrator and of any court having jurisdiction to enter judgment upon and enforce any action taken by such arbitrator. The fees payable to the American Arbitration Association and the arbitrator shall be paid by the Company.
7.4    Withholding Taxes. The Company may withhold from any salary and benefits payable under this Agreement all federal, state, city or other taxes or amounts as shall be required to be withheld pursuant to any law or governmental regulation or ruling.
7.5    Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.
7.6    No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
7.7    Severability To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.
7.8    Counterpart Execution. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.
7.9    Attorneys’ Fees. Should any legal action or arbitration be required to resolve any dispute over the meaning or enforceability of this Agreement or to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its or his reasonable attorneys fees and costs incurred in such action, in addition to any other relief to which that party may be entitled.
7.10    Notices. Any notice required or permitted to be given hereunder shall be in writing and may be personally served or sent by United States Mail, and shall be deemed to have been given when personally served or two days after having been deposited in the United States Mail, registered mail, return receipt requested, with first class postage prepaid and properly addressed as follows:

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If to Executive:	Todd G. Abraham 11 Studebaker Irvine, CA 92618
If to the Company:	Endologix, Inc. 11 Studebaker Irvine, CA 92618 Attn: Chief Executive Officer
7.11    Proprietary Information and Inventions Agreement. Executive agrees to sign the Company’s standard form of employee proprietary information and inventions agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

“COMPANY” ENDOLOGIX, INC., a Delaware corporation /s/ John McDermott John McDermott President & Chief Executive Officer
“EXECUTIVE” /s/ Todd G. Abraham Todd G. Abraham

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                                            Exhibit 10.15

EXHIBIT A

TODD G. ABRAHAM’S BENEFITS

•	Health Insurance

•	Dental Insurance

•	Vision Insurance

•	Prescription Drug Insurance

•	Group Life Insurance

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